UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 7, 2005
Date of Report (Date of earliest event reported)

SEARCHLIGHT MINERALS CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-30995	98-0232244
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

#120 - 2441 W. Horizon Ridge Pkwy Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 939-5247
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

The board of directors of Searchlight Minerals Corp. (the “Corporation”) have approved an offering (the “Offering”) to U.S. accredited investors of up to 33 units at a price of US$45,000 per unit for total proceeds of $1,485,000. Each unit will consist of one hundred thousand shares of the Corporation’s common stock and one hundred thousand share purchase warrants, each warrant entitling the holder thereof to purchase an additional share of the Corporation’s common stock at a price of $0.65 for a period of two years from the closing of the offering. There is no assurance that the offering or any part of it will be completed.

In connection with the Offering, the Corporation and S & P Investors, Inc. (S&P”) entered into a finders agreement (the “Finders Agreement”) dated December 7, 2005 pursuant to which the Corporation agreed to engage S&P as a finder for the purpose of introducing the Corporation to potential investors who are accredited investors as defined in Regulation D, in consideration of which the Corporation agreed to pay S&P a fee consisting of: (i) a cash payment of up to 5% of the gross proceeds of the Offering, and (ii) a warrant to purchase up to 10% of the number of common shares sold in the Offering to investors, with each warrant exercisable to purchase a share of the Corporation’s common stock at a price of $0.65 per share for a period of two years from the date of issuance.

The summary of the foregoing transaction is qualified in its entirety by reference to the text of the Finders Agreement, which is included as exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

	10.1	Finders Agreement between S&P Investors, Inc. and Searchlight Minerals Corp. dated December 7, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARCHLIGHT MINERALS CORP.

Date: December 13, 2005

	By:	“Carl S. Ager”
CARL S. AGER
Secretary, Treasurer and Chief Financial
Officer